Exhibit 99.2
PROTERRA INC
2021 EQUITY INCENTIVE PLAN
NOTICE OF STOCK OPTION GRANT
You (the “Optionee”) have been granted an option to purchase shares of Common Stock of the Company (the “Option”) under the Proterra Inc (the “Company”) 2021 Equity Incentive Plan (the “Plan”) subject to the terms and conditions of the Plan, this Notice of Stock Option Grant (this “Notice”), and the Stock Option Agreement (the “Option Agreement”).
Unless otherwise defined herein, the terms defined in the Plan will have the same meanings in this Notice and the electronic representation of this Notice established and maintained by the Company or a third party designated by the Company.
Name:
Address:
Grant Number:
Date of Grant:
Vesting Commencement Date:
Exercise Price per Share:
Total Number of Shares:

Type of Option:	__ Non-Qualified Stock Option

____ Incentive Stock Option

Expiration Date:	_____ __, 20__; the Option expires earlier if Optionee’s Service terminates earlier, as described in the Option Agreement.

Vesting Schedule:
Subject to the limitations set forth in this Notice, the Plan, and the Agreement, the Option will vest in accordance with the following schedule: [insert applicable vesting schedule, which may include performance metrics]

By accepting (whether in writing, electronically, or otherwise) the Option, Optionee acknowledges and agrees to the following:
1)Optionee understands that Optionee’s Service is for an unspecified duration, can be terminated at any time (i.e., is “at-will”) except where otherwise prohibited by applicable law, and that nothing in this Notice, the Option Agreement, or the Plan changes the nature of that relationship. Optionee acknowledges that the vesting of the Option pursuant to this Notice is subject to Optionee’s continuing Service. Optionee agrees and acknowledges that the Vesting Schedule may change prospectively in the event that Optionee’s Service status changes between full- and part-time and/or in the event the Optionee is on a leave of absence, in accordance with Company policies relating to work schedules and vesting of Awards or as determined by the Committee.

2)This grant is made under and governed by the Plan, the Agreement, and this Notice, and this Notice is subject to the terms and conditions of the Agreement and the Plan, both of which are incorporated herein by reference. Optionee has read the Notice, the Option Agreement and, the Plan.
3)Optionee has read the Company’s Insider Trading Policy, and agrees to comply with such policy, as it may be amended from time to time, whenever Optionee acquires or disposes of the Company’s securities.
4)By accepting the Option, Optionee consents to electronic delivery and participation as set forth in the Option Agreement.

OPTIONEE	PROTERRA INC

Signature:	By:
Print Name:	Its:
PROTERRA INC
2021 EQUITY INCENTIVE PLAN
STOCK OPTION AGREEMENT
Unless otherwise defined in this Stock Option Agreement (this “Option Agreement”), any capitalized terms used herein will have the same meaning ascribed to them in the Proterra Inc 2021 Equity Incentive Plan (the “Plan”).
Optionee has been granted an option to purchase Shares (the “Option”) of Proterra Inc (the “Company”), subject to the terms, restrictions, and conditions of the Plan, the Notice of Stock Option Grant (the “Notice”), and this Option Agreement. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of the Notice or this Option Agreement, the terms and conditions of the Plan will prevail.
1.    Vesting. Subject to the applicable provisions of the Plan and this Option Agreement, the Option may be exercised, in whole or in part, in accordance with the Vesting Schedule set forth in the Notice. Optionee acknowledges and agrees that the Vesting Schedule may change prospectively in the event Optionee’s Service status changes between full and part-time and/or in the event Optionee is on a leave of absence, in accordance with Company policies relating to work schedules and vesting of Awards or as determined by the Committee. Optionee acknowledges that the vesting of the Option pursuant to this Notice and Agreement is subject to Optionee’s continuing Service.
2.    Grant of Option. Optionee has been granted an Option for the number of Shares set forth in the Notice at the exercise price per Share in U.S. Dollars set forth in the Notice (the “Exercise Price”). If designated in the Notice as an Incentive Stock Option (“ISO”), the Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code. However, if the Option is intended to be an ISO, to the extent that it exceeds the U.S. $100,000 rule of Code Section 422(d) it will be treated as a Nonqualified Stock Option (“NSO”).

3.    Termination Period.
(a)    General Rule. If Optionee’s Service terminates for any reason except death or Disability, and other than for Cause, then the Option will expire at the close of business at Company headquarters on the date three (3) months after Optionee’s Termination Date (as defined below) (with any exercise beyond three (3) months after the date Optionee’s employment terminates deemed to be the exercise of an NSO). The Company determines when Optionee’s Service terminates for all purposes under this Option Agreement.
(b)    Death; Disability. If Optionee dies before Optionee’s Service terminates (or Optionee dies within three (3) months of Optionee’s termination of Service other than for Cause), then the Option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of death (subject to the expiration details in Section 7). If Optionee’s Service terminates because of Optionee’s Disability, then the Option will expire at the close of business at Company headquarters on the date twelve (12) months after Optionee’s Termination Date (subject to the expiration details in Section 7).
(c)    Cause. Unless otherwise determined by the Committee, the Option (whether or not vested) will terminate immediately upon the Optionee’s cessation of Services if the Company reasonably determines in good faith that such cessation of Services has resulted in connection with an act or failure to act constituting Cause (or the Optionee’s Services could have been terminated for Cause (without regard to the lapsing of any required notice or cure periods in connection therewith) at the time the Optionee terminated Services).
(d)    No Notification of Exercise Periods. Optionee is responsible for keeping track of these exercise periods following Optionee’s termination of Service for any reason. The Company will not provide further notice of such periods. In no event will the Option be exercised later than the Expiration Date set forth in the Notice.
(e)    Termination. For purposes of this Option, Optionee’s Service will be considered terminated as of the date Optionee is no longer providing Service to the Company, its Parent or one of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Optionee is employed or the terms of Optionee’s employment agreement, if any) (the “Termination Date”). The Committee will have the exclusive discretion to determine when Optionee is no longer actively providing services for purposes of Optionee’s Option (including whether Optionee may still be considered to be providing services while on an approved leave of absence). Unless otherwise provided in this Option Agreement or determined by the Company, Optionee’s right to vest in this Option under the Plan, if any, will terminate as of the Termination Date and will not be extended by any notice period (e.g., Optionee’s period of Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Optionee is employed or the terms of Optionee’s employment agreement, if any). Following the Termination Date, Optionee may exercise the Option only as set forth in the Notice and this Section, provided that the period (if any) during which Optionee may exercise the Option after the Termination Date, if any, will commence on the date Optionee ceases to provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where Optionee is employed or terms of Optionee’s employment agreement, if any. If Optionee does not exercise this Option within the termination period set forth in the Notice or the termination periods set forth above, the Option will terminate in its entirety. In no event, may any Option be exercised after the Expiration Date of the Option as set forth in the Notice.

4.    Exercise of Option.
(a)    Right to Exercise. The Option is exercisable during its term in accordance with the Vesting Schedule set forth in the Notice and the applicable provisions of the Plan and this Option Agreement. In the event of Optionee’s death, Disability, termination for Cause, or other cessation of Service, the exercisability of the Option is governed by the applicable provisions of the Plan, the Notice, and this Option Agreement. The Option may not be exercised for a fraction of a Share.
(b)    Method of Exercise. The Option is exercisable by delivery of an exercise notice in a form specified by the Company (the “Exercise Notice”), which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice will be delivered in person, by mail, via electronic mail or facsimile or by other authorized method to the Secretary of the Company or other person designated by the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any applicable Tax-Related Items (as defined in Section 8 below). The Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price and payment of any applicable Tax-Related Items. No Shares will be issued pursuant to the exercise of the Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Shares are then listed. Assuming such compliance, for United States income tax purposes the Exercised Shares will be considered transferred to Optionee on the date the Option is exercised with respect to such Exercised Shares.
(c)    Exercise by Another. If another person wants to exercise the Option after it has been transferred to him or her in compliance with this Option Agreement, that person must prove to the Company’s satisfaction that he or she is entitled to exercise the Option. That person must also complete the proper Exercise Notice form (as described above) and pay the Exercise Price (as described below) and any applicable Tax-Related Items (as described below).
5.    Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Optionee:
(a)    Optionee’s personal check (or readily available funds), wire transfer, or a cashier’s check;
(b)    certificates for shares of Company stock that Optionee owns, along with any forms needed to effect a transfer of those shares to the Company; the value of the shares, determined as of the effective date of the Option exercise, will be applied to the Exercise Price. Instead of surrendering shares of Company stock, Optionee may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the Option shares issued to Optionee. However, Optionee may not surrender, or attest to the ownership of, shares of Company stock in payment of the Exercise Price of Optionee’s Option if Optionee’s action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes;
(c)    cashless exercise through irrevocable directions to a securities broker approved by the Company to sell all or part of the Shares covered by the Option and to deliver to the Company from the sale proceeds an amount sufficient to pay the Exercise Price and any applicable Tax-

Related Items. The balance of the sale proceeds, if any, will be delivered to Optionee. The directions must be given by signing a special notice of exercise form provided by the Company; or
(d)    any other method authorized by the Company;
provided, however, that the Company may restrict the available methods of payment to facilitate compliance with applicable law or administration of the Plan.
6.    Non-Transferability of Option. In general, except as provided below, only Optionee may exercise this Option prior to Optionee’s death. Optionee may not transfer or assign this Option, except as provided below. For instance, Optionee may not sell this Option or use it as security for a loan. If Optionee attempts to do any of these things, this Option will immediately become invalid. However, if Optionee is a U.S. taxpayer, Optionee may dispose of this Option in Optionee’s will. If Optionee is a U.S. taxpayer and this Option is designated as a NSO in the Notice of Grant, then the Committee may, in its sole discretion, allow Optionee to transfer this Option as a gift to one or more family members. For purposes of this Agreement, “family member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in- law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships), any individual sharing Optionee’s household (other than a tenant or employee), a trust in which one or more of these individuals have more than 50% of the beneficial interest, a foundation in which Optionee or one or more of these persons control the management of assets, and any entity in which Optionee or one or more of these persons own more than 50% of the voting interest. In addition, if Optionee is a U.S. taxpayer and this Option is designated as a NSO in the Notice of Grant, then the Committee may, in its sole discretion, allow Optionee to transfer this Option to Optionee’s spouse or former spouse pursuant to a domestic relations order in settlement of marital property rights. The Committee will allow Optionee to transfer this Option only if both Optionee and the transferee(s) execute the forms prescribed by the Committee, which include the consent of the transferee(s) to be bound by this Agreement. This Option may not be transferred in any manner other than by will or by the laws of descent or distribution or court order and may be exercised during Optionee’s lifetime only by Optionee, Optionee’s guardian, or legal representative, as permitted in the Plan and applicable local laws. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.
7.    Term of Option. The Option will in any event expire on the expiration date set forth in the Notice, which date is no more than ten (10) years after the Date of Grant (five (5) years after the Date of Grant if this option is designated as an ISO in the Notice of Stock Option Grant and Section 5.3 of the Plan applies).
8.    Taxes.
(a)    Responsibility for Taxes. Optionee acknowledges that, regardless of any action taken by the Company or, if different, a Parent, Subsidiary, or Affiliate employing or retaining Optionee (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account, or other tax related items related to Optionee’s participation in the Plan and legally applicable to Optionee (“Tax-Related Items”) is and remains Optionee’s responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. Optionee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including, but not limited to, the grant, vesting, or exercise of this Option; the subsequent sale of Shares acquired pursuant to such exercise; and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate Optionee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Optionee is subject to Tax-Related Items in more than one jurisdiction, Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. OPTIONEE SHOULD CONSULT A TAX ADVISER APPROPRIATELY QUALIFIED IN THE COUNTRY OR COUNTRIES IN WHICH OPTIONEE RESIDES OR IS SUBJECT TO TAXATION.
(b)    Withholding. Prior to any relevant taxable or tax withholding event, as applicable, Optionee agrees to make arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Optionee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any withholding obligations for Tax-Related Items by one or a combination of the following, all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable:
(i)    withholding from Optionee’s wages or other cash compensation paid to Optionee by the Company and/or the Employer; or
(ii)    withholding from proceeds of the sale of Shares acquired at exercise of this Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Optionee’s behalf pursuant to this authorization and without further consent);
(iii)    withholding Shares to be issued upon exercise of the Option, provided the Company only withholds the number of Shares necessary to satisfy no more than applicable statutory withholding amounts;
(iv)    Optionee’s payment of a cash amount (including by check representing readily available funds or a wire transfer); or
(v)    any other arrangement approved by the Committee and permitted under applicable law;
provided, however, that if Optionee is a Section 16 officer of the Company under the Exchange Act, then the method of withholding shall be a mandatory sale (unless the Committee as constituted in accordance with Rule 16b-3 of the Exchange Act shall establish an alternate method from alternatives (i) – (v) above prior to the Tax-Related Items withholding event).
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum permissible statutory rate for Optionee’s tax jurisdiction(s) in which case Optionee will have no entitlement to the equivalent amount in Shares and will receive a refund of any over-withheld amount in cash in accordance with applicable law. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Optionee is deemed to have been issued the full number of Exercised Shares; notwithstanding that a number of the Shares are held back solely for the purpose of satisfying the withholding obligation for Tax-Related Items.
Finally, Optionee agrees to pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of Optionee’s participation in the Plan that cannot be satisfied by the means previously described.

The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Optionee fails to comply with Optionee’s obligations in connection with the Tax-Related Items.
(c)    Notice of Disqualifying Disposition of ISO Shares. If Optionee is subject to Tax-Related Items in the United States and sells or otherwise disposes of any of the Shares acquired pursuant to an ISO on or before the later of (i) two (2) years after the grant date, or (ii) one (1) year after the exercise date, Optionee will immediately notify the Company in writing of such disposition. Optionee agrees that he or she may be subject to income tax withholding by the Company on the compensation income recognized from such early disposition of ISO Shares by payment in cash or out any wages or other cash compensation paid to Optionee by the Company and/or the Employer.
9.    Nature of Grant. By accepting the Option, Optionee acknowledges, understands and agrees that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the grant of the Option is exceptional, voluntary, and occasional, and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;
(c)    all decisions with respect to future options or other grants, if any, will be at the sole discretion of the Company;
(d)    Optionee is voluntarily participating in the Plan;
(e)    the Option and Optionee’s participation in the Plan will not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company or the Employer, and will not interfere with the ability of the Company or the Employer, as applicable, to terminate Optionee’s employment or service relationship (if any);
(f)    the Option and the Shares subject to the Option, and the income and value of same, are not intended to replace any pension rights or compensation;
(g)    the Option and the Shares subject to the Option, and the income and value of same, are not part of normal or expected compensation for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement, or welfare benefits or similar payments;
(h)    unless otherwise agreed with the Company, the Option, and the Shares subject to the Option, and the income and value of same, are not granted as consideration for, or in connection with, the service Optionee may provide as a director of a Parent, Subsidiary, or Affiliate;
(i)    the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty; if the underlying Shares do not increase in value, the Option will have no value; if Optionee exercises the Option and acquires Shares, the value of such Shares may increase or decrease, even below the Exercise Price;

(j)    no claim or entitlement to compensation or damages will arise from forfeiture of the Option resulting from Optionee’s termination of Service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Optionee is employed or the terms of Optionee’s employment agreement, if any), and in consideration of the grant of the Option to which Optionee is otherwise not entitled, Optionee irrevocably agrees never to institute any claim against the Employer, the Company, and any Parent, Subsidiary, or Affiliate; waives his or her ability, if any, to bring any such claim; and releases the Employer, the Company, and any Parent, Subsidiary, or Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Optionee will be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(k)    unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Option Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any Corporate Transaction affecting the Shares; and
(l)    neither the Employer, the Company, or any Parent, Subsidiary or Affiliate will be liable for any foreign exchange rate fluctuation between Optionee’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to Optionee pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.
(m)    the following provisions apply only if Optionee is providing services outside the United States:
(i)    the Option and the Shares subject to the Option are not part of normal or expected compensation or salary for any purpose; and
(ii)    Optionee acknowledges and agrees that neither the Company, the Employer nor any Parent or Subsidiary or Affiliate will be liable for any foreign exchange rate fluctuation between Optionee’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to Optionee pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercised.
10.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionee’s participation in the Plan or Optionee’s acquisition or sale of the underlying Shares. Optionee acknowledges, understands, and agrees that he or she should consult with his or her own personal tax, legal, and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
11.    Language. If Optionee has received this Option Agreement, or any other document related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
12.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on Optionee’s participation in the Plan, on the Option, and on any Shares purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

13.    Acknowledgement. The Company and Optionee agree that the Option is granted under and governed by the Notice, this Option Agreement and the Plan (incorporated herein by reference). Optionee: (a) acknowledges receipt of a copy of the Plan and the Plan prospectus, (b) represents that Optionee has carefully read and is familiar with their provisions, and (c) hereby accepts the Option subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.
14.    Entire Agreement; Enforcement of Rights. This Option Agreement, the Plan, and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments, or negotiations concerning the purchase of the Shares hereunder are superseded. No adverse modification of, or adverse amendment to, this Option Agreement, nor any waiver of any rights under this Option Agreement, will be effective unless in writing and signed by the parties to this Option Agreement (which writing and signing may be electronic). The failure by either party to enforce any rights under this Option Agreement will not be construed as a waiver of any rights of such party.
15.    Compliance with Laws and Regulations. The issuance of Shares and the sale of Shares will be subject to and conditioned upon compliance by the Company and Optionee with all applicable state, federal, local and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Shares may be listed or quoted at the time of such issuance or transfer. Optionee understands that the Company is under no obligation to register or qualify the Common Stock with any state, federal, or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, Optionee agrees that the Company will have unilateral authority to amend the Plan and this Option Agreement without Optionee’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares. Finally, the Shares issued pursuant to this Option Agreement will be endorsed with appropriate legends, if any, determined by the Company.
16.    Severability. If one or more provisions of this Option Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision will be excluded from this Option Agreement, (b) the balance of this Option Agreement will be interpreted as if such provision were so excluded and (c) the balance of this Option Agreement will be enforceable in accordance with its terms.
17.    Governing Law and Venue. This Option Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to such state’s conflict of laws rules.
Any and all disputes relating to, concerning or arising from this Option Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Plan or this Option Agreement, will be brought and heard exclusively in the United States District Court for the District of Northern California or the San Mateo Superior Court, San Mateo County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning, or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning, or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

18.    No Rights as Employee, Director or Consultant. Nothing in this Option Agreement will affect in any manner whatsoever any right or power of the Employer or the Company to terminate Optionee’s Service, for any reason, with or without Cause.
19.    Lock-Up Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, Optionee hereby agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company however and whenever acquired (other than those included in the registration), except pursuant to a transfer for no consideration in accordance with Section 6 above, without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the public offering; provided however that, if during the last seventeen (17) days of the restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the sixteen (16)-day period beginning on the last day of the restricted period, then, upon the request of the managing underwriter, to the extent required by any Financial Industry Regulatory Authority rules, the restrictions imposed by this Section shall continue to apply until the end of the third trading day following the expiration of the fifteen (15)-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In no event will the restricted period extend beyond two hundred sixteen (216) days after the effective date of the registration statement.
20.    Consent to Electronic Delivery of All Plan Documents and Disclosures. By Optionee’s acceptance of the Notice (whether in writing or electronically), Optionee and the Company agree that the Option is granted under and governed by the terms and conditions of the Plan, the Notice, and this Option Agreement. Optionee has reviewed the Plan, the Notice, and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Notice and Agreement, and fully understands all provisions of the Plan, the Notice, and this Option Agreement. Optionee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice, and this Option Agreement. Optionee further agrees to notify the Company upon any change in Optionee’s residence address. By acceptance of the Option, Optionee agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company and consents to the electronic delivery of the Notice, this Option Agreement, the Plan, account statements, Plan prospectuses required by the U.S. Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements), or other communications or information related to the Option and current or future participation in the Plan. Electronic delivery may include the delivery of a link to the Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail, or such other delivery determined at the Company’s discretion. Optionee acknowledges that Optionee may receive from the Company a paper copy of any documents delivered electronically at no cost if Optionee contacts the Company by telephone, through a postal service, or electronic mail to Stock Administration. Optionee further acknowledges that Optionee will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Optionee understands that Optionee must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Optionee understands that Optionee’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Optionee has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service, or electronic mail to Stock Administration. Finally, Optionee understands that Optionee is not required to consent to electronic delivery if local laws prohibit such consent.
21.    Insider Trading Restrictions/Market Abuse Laws. Optionee acknowledges that, depending on Optionee’s country, Optionee may be subject to insider trading restrictions and/or market abuse laws, which may affect Optionee’s ability to acquire or sell the Shares or rights to Shares under the Plan during such times as Optionee is considered to have “inside information” regarding the Company (as defined by the laws in Optionee’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Optionee acknowledges that it is Optionee’s responsibility to comply with any applicable restrictions and understands that Optionee should consult his or her personal legal advisor on such matters. In addition, Optionee acknowledges that he or she has read the Company’s Insider Trading Policy, and agrees to comply with such policy, as it may be amended from time to time, whenever Optionee acquires or disposes of the Company’s securities.
22.    Award Subject to Company Clawback or Recoupment. To the extent permitted by applicable law, the Option will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Optionee’s employment or other Service that is applicable to Optionee. In addition to any other remedies available under such policy and applicable law, the Company may require the cancellation of Optionee’s Option (whether vested or unvested) and the recoupment of any gains realized with respect to Optionee’s Option.
BY ACCEPTING THIS OPTION, OPTIONEE AGREES TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.